Exhibit 10.1

CONSULTATION AGREEMENT

THIS CONSULTATION AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2026, by and between Theravance Biopharma, Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), and Susannah Gray (“Consultant” and together with the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meaning given in that certain Agreement and Plan of Merger, dated as of June 28, 2026 (as such agreement may be amended, restated or otherwise modified from time to time) (the “Merger Agreement”), by and among the Company, Zymeworks, Inc. and Zymeworks Merger Sub 1.

WHEREAS, the Company desires to retain Consultant to provide, and Consultant agrees to provide, the Services (as defined below) during the Consulting Term (as defined below); and

WHEREAS, the Parties wish to enter into the arrangement set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, which the Parties acknowledge is good and sufficient consideration, the Parties covenant and agree as follows:

1.            Engagement as a Consultant. Effective as of the Closing, the Company shall retain Consultant as an independent contractor for the purposes of Negotiating the Company’s or any of its Affiliates’ entry into a CVR License Transaction (the “Services”). During the Consulting Term (as defined below), Consultant shall (a) devote such time and effort as are reasonably necessary to perform the Services required of Consultant, (b) hold herself out to third parties only as a “License Representative” of the Company and (c) have the authority to take all actions reasonable and necessary for the purposes of Negotiating a CVR License Transaction. The Company does not and shall not control or direct the manner or means by which Consultant performs the Services, including, but not limited to, the time and place Consultant performs the Services. The Parties agree that the Company shall not revoke or modify its delegation of responsibility and authority to Consultant in connection with the Services at any time during the Consulting Term. Consultant shall have no authority to bind the Company in any manner or to make any representations or commitments on behalf of the Company, except as expressly authorized by the Company in connection with the Services.

2.            Compensation for Services. Consultant shall not be compensated by the Company for any Services performed pursuant to this Agreement.

3.            Termination. Notwithstanding anything set forth in this Agreement to the contrary, this Agreement will remain in force until the twelve (12) month anniversary of the Closing Date. The period during which Consultant is engaged by the Company hereunder is referred to in this Agreement as the “Consulting Term.”

4.             Status as Independent Contractor.

(a)               Consultant and the Company understand and acknowledge that Consultant’s relationship with the Company and its Affiliates shall solely be that of an independent contractor and nothing in this Agreement creates a partnership, joint venture or any employer-employee relationship between Consultant, on the one hand, and the Company or any of its Affiliates, on the other hand.

(b)               Consultant acknowledges and agrees that Consultant shall not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered to employees of the Company or any of its Affiliates.

5.             Ability to Engage Outside Advisors and Counsel. Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, the Consultant shall be permitted to engage and retain one or more external advisors (including, but not limited to, legal counsel) in connection with the Services and the furtherance thereof, and the Company or its Affiliates shall pay the reasonable and documented out-of-pocket costs and expenses incurred in connection therewith up to an aggregate amount of $400,000.

6.            No Liability. Except as expressly set forth in this Agreement, Consultant shall have no obligation or liability to any party to the Merger Agreement, the CVR Agreement or to the Holders, for any reason whatsoever. The Company hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges, any and all claims against Consultant with respect to, directly or indirectly, any and all actions taken by Consultant in connection with or resulting from the Services. Subject to the terms and conditions of this Agreement, the Company shall protect, defend, indemnify and hold harmless Consultant and Consultant’s present and former advisors, agents, successors and assigns from and against any loss, liability or expense, including, but not limited to, attorneys’ fees and any other related costs and expenses, incurred in connection with any claim, demand, action, suit or proceeding brought by a third party, arising from or related to any and all actions taken by the Consultant or any of Consultant’s advisors, agents, successors or assigns pursuant to and in furtherance of this Agreement during the Consulting Term. The Company shall, and shall cause the Surviving Company to, procure that the “tail” insurance of the Company and Surviving Company purchased pursuant to Section 6.10 of the Merger Agreement include coverage for the Consultant for any and all actions taken by the Consultant pursuant to and in furtherance of this Agreement during the Consulting Term.

7.             Access. During the Consulting Term, upon reasonable notice from Consultant, the Company shall, and shall cause its Affiliates to, (a) provide Consultant with reasonable access to the Company’s and its Affiliates’ respective employees, officers and other personnel (collectively, “Company Personnel”) and (b) reasonably promptly furnish to Consultant such existing and available records, data, files, reports and other information and materials of the Company and its Affiliates (collectively, “Company Information”), in the case of each of the foregoing clauses (a) and (b), as Consultant may reasonably require in connection with the performance of the Services. Notwithstanding the foregoing, any such consultation or information request shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Affiliates or the prompt and timely discharge by Company Personnel of their normal duties or incur material incremental cost. All information obtained by Consultant under this Section 7 shall be treated as Confidential Information (as defined below). Without limiting the foregoing, the Company hereby designates Scott Platshon as the primary point of contact responsible for coordinating and facilitating Consultant’s access to Company Personnel and Company Information.

8.            Confidential Information.

(a)               During Consultant’s engagement and at all times following the termination of Consultant’s engagement for any reason (or, to the extent the foregoing is not permitted by applicable law, for the maximum duration permitted by applicable law), Consultant will keep confidential and will not, directly or indirectly, disclose or divulge to any third party or use for Consultant’s personal benefit or for the benefit of a third party, any non-public information, matters and materials of the Company and its Affiliates, including, without limitation, know-how, unpublished patent applications, trade secrets and other information relating to other third parties, services and other business and financial affairs (collectively, the “Confidential Information”), in each case, of which Consultant is or becomes aware as a result of this Agreement, whether or not such information is developed by Consultant; provided that, for clarity, the foregoing shall not prohibit any disclosure or divulgence of Confidential Information by Consultant to a third party in connection with the Consultant’s performance of the Services so long as such third party is bound by confidentiality obligations consistent with such obligations in a form of confidentiality agreement agreed upon by the Company. “Confidential Information” will not include any information which is in the public or industry domain during the Consulting Term; provided that such information is not in the public or industry domain as a consequence of any action or inaction by Consultant in violation of this Agreement.

(b)               Pursuant to 18 U.S.C. §1833(b), Neither Consultant nor Consultant’s advisors, agents, successors or assigns will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to the attorney of Consultant or such advisor, agent, successor or assign and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and use the trade secret information in the court proceeding, if Consultant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Consultant has with the Company will prohibit or restrict Consultant from (1) voluntarily communicating with an attorney retained by Consultant, (2) voluntarily communicating with, providing information to, or responding to any inquiries from, or participating, cooperating or testifying in any action, investigation or proceeding with, any law enforcement, government agency or self-regulatory organization regarding possible violations of law, in each case, without advance notice to the Company or (3) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, court order or written request or legal process; provided that Consultant first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure or other appropriate remedy.

9.             Intellectual Property.

(a)              Consultant acknowledges and agrees that any and all work product and intellectual property, including, without limitation, software, data, compilations, formulations, designs, materials, work papers, documentation, all other copyrightable works, inventions (whether or not patentable), brands, slogans, trademarks, trade secrets and know-how, processes, techniques and methods, and all other work product and improvements thereto, whether or not reduced to writing or practice, invented, developed, conceived or created by or on behalf of Consultant in the course of Consultant’s engagement with the Company pursuant to this Agreement (including, for clarity, in the course of any engagement by Consultant with an external advisor hereunder), either alone or jointly in conjunction with others, and all intellectual property rights in any of the foregoing (collectively, “Consultant-Created IP”), and any and all rights therein and in any portion thereof, shall be owned exclusively by the Company and its respective successors and assigns. Consultant hereby irrevocably assigns to the Company or its designees for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, all of Consultant’s entire right, title and interest in and to any Consultant-Created IP (and any portion thereof) throughout the world, including, without limitation, all patent, copyright, trade secret and other intellectual property rights, all pending and future application, registration and renewal rights therefor, all rights in works based upon, derived from or incorporating Consultant-Created IP and the right to sue, counterclaim and recover for past, present and future infringement, misappropriation or other violation of any Consultant-Created IP (whether arising in the United States or any other jurisdiction throughout the world) (collectively, the “Assigned IP”). As of the date of this Agreement, for purposes of the foregoing assignment, the Company hereby appoints as its designee Theravance Biopharma Ireland Limited. If Consultant has any rights in any Assigned IP that cannot be assigned to the Company or its designees, Consultant hereby waives the enforcement of (and agrees not to ever assert) such rights, including, without limitation, all moral rights and rights of attribution, and hereby grants to the Company and its Affiliates a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, sublicensable (through one or multiple tiers), transferable, and exclusive license under all such Assigned IP for any and all purposes, including to make, have made, use, sell, offer for sale, import, distribute, perform, modify, copy, publish, and otherwise exploit any product or service. Notwithstanding anything herein to the contrary, Consultant-Created IP shall not include, and Consultant shall retain (and shall retain all rights, title and interest in) all inventions developed by Consultant (i) for which no equipment, supplies, facility or confidential or trade secret information of the Company was used and that was developed entirely on Consultant’s own time and (ii) that (x) do not relate, in whole or in part, at the time of conception or reduction to practice, to the Company’s then-existing business, or actual or demonstrably anticipated research or development and (y) do not result from any work performed by Consultant for or on behalf of the Company.

(b)               Consultant agrees to do any and all acts and execute, acknowledge and deliver any and all documents in such manner and at such location as may be reasonably requested by the Company (or its successors or assigns) and at the Company’s cost, at any time during or after Consultant’s engagement with the Company, necessary to protect, perfect, evidence, obtain, maintain or enforce any of the rights assigned, granted or promised to the Company (or its designees) by this Agreement (including any Assigned IP). Consultant hereby irrevocably designates and appoints the Company as Consultant’s agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Consultant.

(c)               Consultant agrees to not (i) incorporate any intellectual property or other proprietary information or confidential information of any third party (“Third-Party Materials”) into any works or other existing or contemplated product or service of the Company or any Consultant-Created IP, (ii) disclose to the Company, its Affiliates or any of its or their employees, contractors, consultants, representatives or agents any Third-Party Materials or (iii) intentionally transfer, copy or download any Third-Party Materials onto any of the Company’s computers, information technology systems or storage devices, in each case, in a manner that Consultant knows would (or knows would cause the Company to) infringe, misappropriate or otherwise violate the intellectual property of any third party.

(d)             Consultant hereby grants to the Company a royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide, non-exclusive license, with the right to grant sublicenses (through one or multiple tiers), to make, have made, modify, develop, create derivative works based on, adapt, enhance, use, practice, display, perform, sell, offer for sale, copy, reproduce, distribute, import, export, commercialize, use and otherwise exploit any intellectual property owned or controlled by Consultant that is not assigned to or owned by the Company hereunder and is (i) incorporated by or at the direction of Consultant into any work product or other existing or contemplated product or service of the Company, (ii) used or otherwise exploited by Consultant in performing Services for the Company or (iii) disclosed by Consultant to the Company or any of its Affiliates, or any of its or their respective employees, contractors, consultants, representatives or agents.

10.          Return of Property. Upon termination of the Consulting Term, or upon the Company’s request at any time, Consultant shall return to the Company all Confidential Information and all documents, information and other property of the Company or its Affiliates in Consultant’s possession or control.

11.           Independence of Obligations. The covenants and obligations of Consultant set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Consultant, on the one hand, and the Company or its Affiliates, on the other. The covenants and obligations set forth in this Agreement shall be in addition to, and not in limitation of, any other similar covenants and obligations imposed on Consultant by applicable law or in any other agreement between Consultant, on the one hand, and the Company or its Affiliates, on the other.

12.           Entire Agreement. This Agreement sets forth the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties whether oral or written, between the Parties in respect of the subject matter hereof. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either Party that are not set forth expressly in this Agreement.

13.           Governing Law. This Agreement shall be interpreted under the laws of the State of Delaware, without regard to conflict of laws provisions. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Delaware. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

14.           Miscellaneous. No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by both the Company and Consultant. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

CONSULTANT	THERAVANCE BIOPHARMA, Inc.

/s/ Susannah Gray	By:	/s/ Brett Grimaud
Susannah Gray	Name:	Brett Grimaud
	Title:	Senior Vice President, General Counsel and Secretary

Date: 9/18/2026	Date: 9/22/2026

[Signature Page to Consultation Agreement]